News Release

Hooper Holmes Announces Third Quarter 2017 Financial Results

OLATHE, Kan., November 9, 2017 -- Hooper Holmes, Inc. (OTCQX: HPHW) today announced third quarter 2017 financial results.

"Third quarter revenue represents a 44 percent improvement compared to the third quarter of 2016, reflecting the benefits of our merger with Provant Health Solutions. Year-to-date we have implemented over $7 million in annualized synergy savings from the merger. During the third quarter our year-to-date, annualized new sales increased to $14 million on a run-rate basis, reflecting continued demand for our services," commented Henry Dubois, Chief Executive Officer of Hooper Holmes.

"We are experiencing an exceptionally strong busy season and expect positive adjusted EBITDA of approximately $4 million in the fourth quarter as we recognize merger synergy cost savings. Although our third quarter revenue increased on a year-over-year basis, the recent hurricanes, wildfires and other factors negatively affected our results. Given this shortfall, we are prudently adjusting our revenue guidance to a range of $51 to $54 million for the last nine months of 2017, reflecting our expectation of between $26 and $29 million in fourth quarter revenue. We project break-even adjusted EBITDA for the last nine months of 2017, and we continue to project over $5 million in adjusted EBITDA for the full year 2018,” continued Mr. Dubois.

Hooper Holmes’ revenues totaled $14 million for the third quarter of 2017, an increase of 58 percent compared to the second quarter of 2017. Adjusted EBITDA for the third quarter 2017 was a loss of $1.5 million, a sequential improvement of 32 percent compared to a loss of $2.2 million in the second quarter of 2017.

Conference Call

The Company will host a conference call today, Thursday, November 9, 2017, at 7:30 a.m. CT (8:30 a.m. ET) to discuss its third quarter 2017 financial results. A slide presentation will accompany the conference call and is available on the Company’s website located at www.hooperholmes.com.

To participate in the conference call, please dial 888-394-8218, or internationally 323-701-0225, conference ID: 7881712, five to ten minutes before the call is scheduled to begin. A live webcast will be hosted on the Company's website located at www.hooperholmes.com. A replay of the conference call will be available through November 16, 2017, by dialing 844-512-2921, or internationally 412-317-6671. The access code for the replay is 7881712.

Hooper Holmes Confidential

Company Profile

Hooper Holmes, Inc. is a leader in workplace wellness and clinical research support services. The Company mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, employers and brokers, government organizations and academic institutions nationwide. Provant, a wholly-owned subsidiary of Hooper Holmes, Inc., is a leader in comprehensive workplace well-being solutions with a growing, global presence. Provant partners with employers and brokers to improve member health and productivity and support healthcare cost management. Provant touches millions of lives by delivering customized well-being strategies and services on-site, telephonically and digitally, utilizing advanced data management technology.

For further information:

Hooper Holmes
Henry E. Dubois
CEO
(913) 764-1045

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Investors: Scott Gordon
CORE IR
(516) 222-2560

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intends," "plan," and "will" or, in each case, their negative, and other variations or comparable terminology.  These forward-looking statements include all statements other than historical facts.   Any forward-looking statement made in this press release is not a guarantee of future performance, and actual results may differ materially from those expressed in or suggested by the forward-looking statements, as a result of various factors, including, without limitation the factors discussed in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the year ended December 31, 2016, as the same may be updated from time-to-time in subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date hereof, and the Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. In addition, this press release uses the non-GAAP performance measure Adjusted EBITDA.  You can find a reconciliation of such measures to their nearest GAAP equivalent in the Company’s earnings release, which is available on our website.

Hooper Holmes Confidential

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Hooper Holmes Confidential

Hooper Holmes Confidential

September 30, 2017		December 31, 2016
ASSETS		(unaudited)		
Current assets:				
Cash and cash equivalents	$	1,590	$	1,866
Accounts receivable, net of allowance for doubtful accounts		12,210		4,155
Inventories		2,052		1,112
Other current assets		1,567		345
Total current assets		17,419		7,478
Property, plant and equipment, net		1,954		1,760
Intangible assets, net		10,320		4,031
Goodwill		7,004		633
Other assets		505		352
Total assets		37,202		14,254
LIABILITIES AND STOCKHOLDERS' DEFICIT				
Current liabilities:				
Accounts payable		10,899		6,612
Accrued expenses		6,319		1,747
Short-term debt		12,030		5,821
Other current liabilities		4,844		2,621
Total current liabilities		34,092		16,801
Long-term debt		7,723		-
Other long term liabilities		298		317
Commitments and contingencies				
Stockholders' deficit:				
Common stock		1,071		404
Additional paid-in capital		177,185		166,084
Accumulated deficit		(183,167)		(169,352)
Total stockholders' deficit		(4,911)		(2,864)
Total liabilities and stockholders' deficit	$	37,202	$	14,254

Hooper Holmes Confidential